Exhibit 10.1
Amendment to
Visteon Corporation 2004 Incentive Plan
(Effective as of June 14, 2007)
     Subsection 7(f)(2)of the Visteon Corporation 2004 Incentive Plan is hereby amended to read as follows:
     (2) Subject to applicable law and/or accounting expense implications, the consideration to be paid for shares of Stock purchased upon exercise of an Option granted hereunder shall be determined by the Committee, which, in addition to any other types of consideration the Committee may so determine, may include the acceptance of the following: (i) cash, (ii) the delivery or surrender of shares of Stock (including the withholding of Stock otherwise deliverable upon exercise of the Option), (iii) a “cashless” sale and remittance procedure executed through a broker-dealer, or (iv) any combination of the foregoing methods of payment. Any such shares of Stock so delivered or surrendered shall be valued at their Fair Market Value on the date of such exercise. The Committee shall determine whether and if so the extent to which actual delivery of share certificates to the Company shall be required.